                                                                EXHIBIT 1(3)(c)

                                                         FORM NO. _______ (3/96)

MONY            THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
                           Non-Participating Products

                            CAREER CONTRACT SCHEDULE

 This Schedule also applies to the The Mutual Life Insurance Company of New York
                              Commission Contract.
               This Schedule became effective on March ___, 1996.

     This Schedule is strictly confidential, and none of its terms are to be disclosed without the Company's consent, except as may be required by law.


                                      LIFE


                                COMMISSION RATES

                                                VARIABLE UNIVERSAL LIFE (VUL)
                                        FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95
                                                    MONYEQUITY MASTER
First Year Commission (% of Premium)                       50% (a)
                                                            3% (b)
Renewal Commission (% of Premium)                           3% (c)
  Renewal Policy Years                                      3% (d)

(a) In the first policy year, this commission rate applies to such premiums to the policy as shall not exceed the first Minimum Premium applicable to the policy issued. Commissions at the rate of 4% of premiums received in excess of the first Minimum Premium in the first policy year shall be paid until premiums received in the first policy year exceed four additional Minimum Premiums.

(b) In the first policy year, this commission rate applies to such premiums as shall exceed five times the Minimum Premium applicable to the policy issued.

(c) After policy year one, commissions at the rate of 4% of the premium paid until cumulative premiums paid equal five times the Minimum Premium.

(d) After policy year one, commissions at the rate of 3% of premiums paid in excess of five times the Minimum Premium.


                              COMMISSION PROCEDURES

A) If the specified amount of insurance in the policy issued is increased or decreased, commissions shall be paid on such premiums to the policy subsequent to the change based upon the Minimum Premium applicable to the policy subsequent to the increase or decrease.

B) "Minimum Premium applicable to the policy" shall mean the amount established by the Company with respect to the policy issued on which first year commissions are payable.

C) Riders shall be taken into account for the purposes of calculating the Minimum Premium.

D) Only renewal commissions are paid on temporary flat extras of less than six years duration.

                             VESTING OF COMMISSIONS

A) If your Contract is terminated other than by your death before you have completed sixty months of continuous service under a MONY Career Contract, or a predecessor Lifetime Plan Contract, no future compensation is payable.

B) If your Contract is terminated other than by your death after you have completed sixty months of continuous service under a MONY Career Contract, or predecessor Lifetime Plan Contract:

     1) All compensation designated as first year compensation, and, subject to paragraph 3) below, all other compensation, other than asset based compensation, payable within the first fifteen policy years will continue to be paid to you, unless another Field Underwriter effects an increase in the coverage of a policy. This Field Underwriter will be entitled to all future compensation with respect to such policy, subject to these vesting rules.

     2) No compensation is payable to you after the fifteenth policy year.

     3) Compensation is payable to you with respect to any policy covered by this Schedule only for as long as you refrain from contacting the holder of such policy with respect to that policy, including, without limitation, providing service with respect to such policy. All contacts by the holder of such policy shall be referred to the Company.

     4) Asset based compensation is not vested.

     An agent who was not under any form of MONY Career Contract at the time a policy was produced shall, with respect to such policy, be treated for purposes of vesting as if he were a MONY Career Contract Field Underwriter who has completed sixty months of continuous service under the Contract.

C)   If your Contract is terminated by your death:

     1) All compensation designated as first year commission will continue to be paid to your executors or administrators for a period of sixty months measured from the date of your death, unless another Field Underwriter effects an increase in the coverage of the policy. This Field Underwriter will be entitled to all future first year commission with respect to such policy, subject to these vesting rules.

     2) All other compensation, other than asset based compensation, payable within the first fifteen policy years will be paid to your executors or administrators for a period of sixty months from the date of your death. A Field Underwriter effecting an increase in the coverage of a policy, or designated by the Manager as the agent of record, cannot assume future compensation, other than asset based compensation, until the expiration of this time period.

     No compensation is payable to your executors or administrators after the completion of sixty months from the date of your death.

     3) No compensation is payable to your executors or administrators after the fifteenth policy year.

     4) No asset based compensation shall be paid following the termination of your Contract by death.

D) In all instances in which you are not entitled to compensation on business produced by you, another Field Underwriter may effect an increase in the coverage of a policy and will be entitled to all future compensation with respect to such policy. Alternatively, another Field Underwriter may be designated by the manager as the agent of record for the purposes of compensation payable after the effective date of the designation.

E) In the event that you are designated by your Manager as the agent of record for a policy produced by another Field Underwriter, all subsequent compensation payable to you with respect to such policy is not vested.

F) For the purposes of vesting of commissions, the term "months of continuous service" shall mean the number of full calendar months elapsing since the effective date of the Career Contract or predecessor Lifetime Plan contracts. Any period from the effective date to the beginning of the next succeeding calendar month shall be disregarded.